Exhibit 99.3

DXP Enterprises, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet June 30, 2008 (in thousands)

	DXP Enterprises, Inc. June 30, 2008	Vertex Holdings, Inc. July 5, 2008	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash	$5,960	$19	$(19	)(a)	$5,960
Accounts receivable, net	96,626	8,481	-		105,107
Inventory, net	89,883	25,609	-		115,492
Advance to related party	-	500	(500	)(a)	-
Prepaid expenses and other current assets	2,254	166	-		2,420
Deferred income taxes	2,084	1,507	-		3,591
Total current assets	196,807	36,282	(519)		232,570
Property & equipment, net	18,418	1,913	(930	)(c)	19,401
Other assets:
Goodwill	61,710	5,363	18,143	(d)	85,216
Other intangible assets, net	33,671	-	21,460	(e)	55,131
Other non current assets	995	477	-		1,472
Total assets	$311,601	$44,035	$38,154		$393,790

Liabilities & Shareholders' Equity
Current liabilities:
Trade accounts payable	$65,221	$2,429	-		$67,650
Accrued expenses and other current liabilities	19,230	5,629	(1,058	)(a)	23,801
Current portion of long term debt	3,894	8,082	(8,082	)(b)	3,894
Total current liabilities	88,345	16,140	(9,140)		95,345
Long term debt	105,803	9,732	57,268	(b)	172,803
Minority interest in consolidated subsidiary	12	-			12
Other liabilities	150				150
Deferred income taxes	2,567	678	7,511	(l)	10,756

Total liabilities	196,877	26,550	55,639		279,066

Shareholders' equity	114,724	17,485	(17,485	)(f)	114,724

Total liabilities & stockholders' equity	$311,601	$44,035	$38,154		$393,790

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

DXP Enterprises, Inc. Unaudited Pro Forma Condensed Combined Statement of Income For the Six Months Ended June 30, 2008 (in thousands, except per share amounts)
	Six Months Ended
	DXP Enterprises, Inc. June 30, 2008	Vertex Holdings, Inc. July 5, 2008	Pro Forma Adjustments		Pro Forma Combined
Sales	$356,301	$37,374			$393,675
Cost of sales	258,479	24,838			283,317
Gross profit	97,822	12,536			110,358
Selling and general expense			134	(g)
Administrative expense	75,769	6,947	1,650	(h)	84,500
Operating income	22,053	5,589	(1,784)		25,858
Other income (expense)	40	(324)	276	(k)	(8)
Interest expense	(2,559)	(945)	(1,430	)(i)	(4,934)
Income before taxes	19,534	4,320	(2,938)		20,916
Provision for income taxes	7,722	1,746	(1,131	)(j)	8,337
Net income	11,812	2,573	(1,807)		12,579
Preferred stock dividend	(45)	-			(45)
Net income attributable to common shareholders	$11,767	$2,573	(1,807)		12,534

Basic income per share	$0.93				$0.99
Weighted average common shares outstanding	12,648				12,648
Diluted income per share	$0.86				$0.92
Weighted average common and common equivalent shares outstanding	13,680				13,680
See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

DXP Enterprises, Inc. Unaudited Pro Forma Condensed Combined Statement of Income For Year Ended December 31, 2007 (in thousands, except per share amounts)

	Fiscal Year Ended
	DXP Enterprises December 31, 2007	Vertex Holdings, Inc. December 30, 2007	Pro Forma Adjustments		Pro Forma Combined
Sales	$444,547	$68,688			$513,235
Cost of sales	318,855	44,628			363,483
Gross profit	125,692	24,060			149,752
Selling and general expense			67	(g)
Administrative expense	93,800	10,057	3,300	(h)	107,224
Operating income	31,892	14,003	(3,367)		42,528
Other income (expense)	349	(519)	519	(k)	349
Interest expense	(3,344)	(2,219)	(4,066	)(i)	(9,629)
Income before taxes	28,897	11,265	(6,914)		33,248
Provision for income taxes	11,550	4,372	(2,662	)(j)	13,260
Net income	17,347	6,893	(4,252)		19,988
Preferred stock dividend	(90)	-			(90)
Net income attributable to common shareholders	$17,257	6,893	(4,252)		$19,898

Basic income per share	$1.48				$1.70
Weighted average common shares outstanding	11,698				11,698
Diluted income per share	$1.36				$1.56
Weighted average common and common equivalent shares outstanding	12,782				12,782
See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

DXP Enterprises, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

On August 28, 2008 DXP Enterprises, Inc. (“DXP” or the “Company”) acquired all of the outstanding common stock of Vertex Holdings, Inc.  (“Vertex”) for approximately $67 million (including estimated acquisition costs) subject to certain post-closing purchase price adjustments.  DXP funded the purchase price with proceeds from a new credit facility, which was closed simultaneously with the acquisition.

The unaudited pro forma condensed combined balance sheet has been prepared assuming the acquisition occurred as of June 30, 2008.  The unaudited pro forma condensed consolidated statements of income have been prepared assuming the acquisition occurred as of the beginning of the periods presented.

For the pro forma condensed combined balance sheet, the $67 million purchase price, including an estimate of costs incurred by the Company directly as a result of the acquisition, has been allocated based on management’s preliminary estimate of the fair values of assets acquired and liabilities assumed as of August 28, 2008.  The purchase price allocation is considered preliminary, particularly as it relates to the final valuation of certain identifiable intangible assets and there could be significant adjustments when the valuation is finalized.  The preliminary estimate of the purchase price allocation is as follows (in millions).

Total current assets	$ 35.7
Intangible assets	21.5
Goodwill	23.5
Property, plant and equipment, net	1.0
Other assets	0.5
Total liabilities	(15.2)
Total purchase price, including transaction costs	$ 67.0

The acquired intangible assets are estimated to consist primarily of customer relationships ($20.0 million) and non-compete agreements ($1.4 million).  These intangible assets are estimated to be amortized over 7 years and 3 years, respectively, using the straight-line method.

The accompanying unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of DXP and Vertex, including DXP’s annual report on Form 10-K for the year ended December 31, 2007 and DXP‘s quarterly reports on Form 10-Q for the periods ended June 30, 2008 and   September 30, 2008.

Note 2. Pro Forma Adjustments

Note: All pro forma adjustments are preliminary.

(a)	These adjustments are made to eliminate assets and liabilities of Vertex which were not acquired. These items include cash and amounts due to and from related parties.

(b)
DXP used borrowings under its new credit facility to fund the $67 million purchase price, including estimated transaction costs.  All existing Vertex long-term debt was paid off by Vertex simultaneous with the acquisition.

(c)	This adjustment is made to reflect the estimated value of software which will not be needed upon conversion of Vertex to DXP’s computer system.

(d)	This adjustment is made to reflect incremental goodwill arising from the acquisition of Vertex based upon the preliminary purchase allocation, including estimated transaction costs.

(e)	This adjustment is made to reflect the estimated fair value of intangibles at the acquisition date.

(f)	This adjustment is made to eliminate Vertex’s historical shareholders’ equity.

(g)
This adjustment is made to reflect compensation expense related to $0.5 million of restricted stock awarded to employees of Vertex in connection with the acquisition which is being expensed using the straightline method over four years.

(h)	This adjustment records the amortization of estimated intangible assets over 8 years for customer relationships and 3 years for non-compete agreements.

(i)
This adjustment is made to eliminate Vertex’s historical interest expense and record additional interest expense associated with the $67 million (including estimated acquisition costs) used to acquire Vertex as if the acquisition had been completed as of the beginning of the period presented.  The assumed interest rate is libor plus 1.75% on $17 million of debt and 2.5% on $50 million of debt, plus $0.1 million a month of increased interest on DXP’s preacquisition debt resulting from the new credit facility and amortization of financing costs.

(j)	This adjustment is made to record estimated income tax expense for the effect of the pro forma acquisition of Vertex using the estimated incremental tax rate.

(k)	This adjustment is made to eliminate management fees charged to Vertex by selling shareholders.

(l)	This adjustment is made to record the deferred tax liability established in connection with recording the estimated fair value of intangibles at the acquisition date.